Exhibit 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

May 9, 2014

BSD Medical Corporation
2188 West 2200 South
Salt Lake City, Utah 84119

Re:	Registration Statement on Form S-3
File No. 333-184164

Ladies and Gentlemen:

We have acted as counsel to BSD Medical Corporation, a Delaware corporation (the “Company”), in connection with the At-the-Market Issuance Sales Agreement, dated May 9, 2014, by and between the Company and MLV & Co. LLC, a Delaware limited liability company (the “Agreement”) pursuant to which the Company may issue and sell up to $8,000,000 of shares (the “Shares”) of the common stock, $0.001 par value (the “Common Stock”), of the Company pursuant to the above-captioned Registration Statement on Form S-3 (“Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”)  and further pursuant to a Prospectus Supplement dated May 9, 2014 to the Prospectus dated October 11, 2012 (together, the “Prospectus”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery, and payment therefor as described in the Agreement, will be validly issued, fully paid, and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DORSEY & WHITNEY LLP